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FOR IMMEDIATE RELEASE



Media Contact:                                              Investor Contact:
Catherine M. Conroy                                         Kevin Zuccala
212-892-3275                                                212-892-4693



                      DLJ TO RAISE $300 MILLION OF EQUITY
                VIA PRIVATE SALE OF SHARES TO EQUITABLE AND AXA


            New York, NY - July 16, 1998 - Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ) said today that it will sell up to $300 million of newly issued common stock to its parent companies, Equitable Companies Incorporated (NYSE:
EQ) and AXA Group (NYSE: AXA), in a private transaction. Equitable will purchase up to $200 million of DLJ shares and AXA will purchase up to $100 million of shares. The purchase price will equal the average closing price of DLJ's common stock on the New York Stock Exchange for the three-day period beginning Friday, July 17 and ending Tuesday, July 21, 1998. The agreement among the companies, however, provides that the purchase price of the shares will not be greater than $63.66 or less than $57.59.

            Currently, on an undiluted basis, Equitable and its affiliates are the beneficial owners of approximately 72 percent of the outstanding shares of DLJ common stock (including restricted stock units). After the transaction, their aggregate undiluted ownership will increase to approximately 73 percent, and DLJ's equity capital will increase from


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$2.5 billion to $2.8 billion. On a pro forma basis, the transaction will increase DLJ's book value per share from $18.12 at June 30, 1998 to between $19.77 and $19.84 per share, depending upon the final purchase price.

            As of June 30, 1998, DLJ had approximately 117 million shares outstanding. Depending upon the final purchase price, that number will increase by approximately five million shares. The total number of shares to be issued will not exceed five percent of the common stock outstanding on the date of issuance of the new shares.

            Joe L. Roby, DLJ's President and Chief Executive Officer, said, "DLJ's revenues and net income are the strongest they have ever been in the firm's 39-year history. Results for the first six months of 1998 approximate our full-year earnings for 1996 and exceed our full-year performance for every year before then. Return on equity for the first six months of this year was a healthy 26.4 percent. Additional equity capital will facilitate the expansion of our businesses in the United States and also in Europe, where we have launched a major initiative. We appreciate this vote of confidence by AXA and the Equitable in the future of DLJ."

            Edward D. Miller, President and Chief Executive Officer of Equitable, said, "We are pleased to support DLJ with this equity investment to help the firm continue to grow, expand its market share and diversify into new markets. We view DLJ as a core business and see this transaction as an excellent investment opportunity."

            According to Securities Data Company, for the first half of 1998, DLJ ranks as the number one underwriter of high-yield debt issues and the fourth most active underwriter of common stock offerings. DLJ was the number six-ranked financial advisor on merger and acquisition


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transactions on both a domestic and global basis as measured by the dollar volume of its announced assignments.

Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; on-line, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 7,700 people worldwide and maintains offices in 14 cities in the United States and 11 cities in Europe, Latin America and Asia. The company's common stock trades on the New York Stock Exchange under the ticker symbol DLJ. For more information on Donaldson, Lufkin & Jenrette, refer to the company's world wide web site at http://www.dlj.com.